Exhibit 99.2

SHUTTERFLY INC. NAMES RYAN O’HARA PRESIDENT AND CHIEF EXECUTIVE OFFICER

REDWOOD CITY, Calif.—(BUSINESS WIRE)—Monday, June 10, 2019— Shutterfly, Inc. (NASDAQ: SFLY), the leading retailer and manufacturing platform dedicated to helping capture, preserve, and share life’s important moments, today announced the appointment of Ryan O’Hara as President and Chief Executive Officer, effective June 24, 2019. When Ryan joins the company, he will simultaneously be appointed to serve as a director on the Shutterfly Board of Directors.

Ryan is a seasoned executive with experience across a range of industries. He joins Shutterfly from Move Inc./Realtor.com where he led a successful turnaround of the business over more than four years as Chief Executive Officer, more than doubling traffic, conversion and revenue, while driving value creation. In his time with the company, he built a new senior management team, turbo-charged marketing through brand investment and multi-channel execution and drove digital product innovation across all platforms with a specific emphasis on mobile, all while growing businesses organically from the core.

Prior to Move Inc., Ryan served as President of Content, Distribution and Sales for The Madison Square Garden Company. During his tenure, he helped maximize growth and position a restructuring of the business. In addition, he led the national cable TV business and partner marketing and advertising sales, while developing and implementing an overall strategic vision to maximize the company’s technological capabilities.

Ryan also served as the CEO of The Topps Company, reinvigorating a portfolio of assets, driving international growth, and transforming the digital business through aggressive investment. Previously, he served as a top leader at Gemstar-TV Guide, successfully building and selling the company. He has also served in leadership positions across media companies including BSkyB and Fox Cable Networks, was a management consultant with PWC, and began his career in brand management for Nestle.

“We are thrilled to welcome Ryan to Shutterfly,” said William Lansing, Chairman of the Shutterfly Board of Directors. “Following the acquisition of Lifetouch last year, Shutterfly is poised to continue to deliver growth in all three divisions and achieve the opportunities afforded to us through the ongoing integration of Lifetouch. Ryan has a proven track record of driving transformation through profitable growth by building high performing teams, driving portfolio business transformation and invigorating brands.”

“In the search process, we were particularly drawn to Ryan’s accomplishments in both the digital and manufacturing space, both of which are key priorities for the continued growth of the Shutterfly business,” continued Lansing. “While at the helm of Topps, specifically, he amplified brand relevance while transforming the digital business and driving technology, design time compression and efficiency into expanded manufacturing capabilities. Additionally, Ryan has demonstrated a consistent ability to attract and engage talent and build teams.”

Ryan was a member of the public board of directors of REA Group, which owns and operates a number of leading property portals throughout 12 countries in Asia. He earned a Bachelor of Arts in Economics from Stanford University, and a Master of Business Administration from Harvard Business School.

“I couldn’t be more excited to join Shutterfly’s mission to help capture, preserve and share life’s important memories,” said Ryan. “With a unique consumer value proposition and strong brand identity across both Lifetouch and Shutterfly, combined with world-class manufacturing capabilities and technological innovation, I’m thrilled to join this team and help drive the next chapter of growth.”

Current Shutterfly President and CEO Christopher North announced in February that he would be leaving Shutterfly at the end of August to return to the United Kingdom with his family. He has continued to lead the business during this interim period and will support Ryan in the transition of his responsibilities over the coming weeks.

“On behalf of the Board, I want to thank Chris for his leadership of the Company and accomplishments since joining in 2016,” said Lansing. “Under his leadership, Shutterfly has restructured some operations, developed the industry-leading mobile app, and completed the transformational Lifetouch acquisition. Chris and the Shutterfly team have laid the groundwork for significant future value creation, setting up Shutterfly for a bright future.”

In a separate press release issued today, Shutterfly announced that it has entered into a definitive merger agreement with affiliates of certain investment funds managed by affiliates of Apollo Global Management, LLC (together with its consolidated subsidiaries, “Apollo”) (NYSE:APO), a leading global alternative investment manager. Under the agreement, Apollo will acquire Shutterfly for $51.00 per share in cash, representing a total enterprise value of approximately $2.7 billion.

About Shutterfly, Inc.

Shutterfly, Inc. is a leading retailer and manufacturing platform for personalized products and communications. Founded in 1999, Shutterfly, Inc. has three divisions: Shutterfly Consumer, Lifetouch, and Shutterfly Business Solutions. Shutterfly Consumer and Lifetouch help consumers capture, preserve, and share life’s important moments through professional and personal photography, and personalized products. The Shutterfly brand brings photos to life in photo books, gifts, home décor, and cards and stationery. Lifetouch is the national leader in school photography, built on the enduring tradition of “Picture Day,” and also serves families through portrait studios and other partnerships. Additionally, Shutterfly Business Solutions delivers digital printing services that enable efficient and effective customer engagement through personalized communications. For more information about Shutterfly, Inc. (SFLY), visit www.shutterflyinc.com.

Notice Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. These forward-looking statements include the Company being poised to continue to deliver shareholder value through growth in all three divisions, substantial cost and revenue synergies from the Lifetouch integration, and the expected timing of, and the ability of Apollo and the Company to complete, the proposed acquisition of the Company considering the various conditions to the transaction, some of which are outside the parties’ control, including those conditions related to regulatory approvals. You can identify these statements by the use of terminology such as “guidance”, “believe”, “expect”, “will”, “should”, “could”, “estimate”, “anticipate” or similar forward-looking terms. You should not rely on these forward-looking statements as they involve risks and uncertainties that may cause actual results to vary materially from the forward-looking statements. Factors that might contribute to such differences include, among others, decreased spending as a result of general economic conditions; consumer acceptance of the Company’s products and services; the Company’s ability to develop innovative, new products and services on a timely and cost-effective basis; the Company’s ability to expand its customer base and increase sales to existing customers; the Company’s ability to meet production requirements, the failure to satisfy any of the conditions to the consummation of the proposed acquisition of the Company, including the approval of the merger agreement by the Company’s stockholders and the receipt of certain governmental and regulatory approvals; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results and business generally and general economic conditions and changes in laws and regulations. For more information regarding the risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements, as well as risks relating to the Company’s business in general, the Company refers you to the “Risk Factors” section of its SEC filings, including the Company’s most recent Form 10-K and 10-Q, which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on current expectations and the Company assumes no obligation to update this information.

Additional Information and Where to Find It

In connection with the proposed acquisition of Shutterfly by Apollo, Shutterfly will file relevant materials with the SEC, including a preliminary and definitive proxy statement. Promptly after filing the definitive proxy statement, Shutterfly will mail the definitive proxy statement and a proxy card to the stockholders of Shutterfly. SHUTTERFLY STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Stockholders of Shutterfly will be able to obtain a free copy of these documents, when they become available, at the website maintained by the SEC at www.sec.gov or free of charge at www.shutterflyinc.com.

Additionally, Shutterfly will file other relevant materials in connection with the proposed acquisition of Shutterfly by Apollo pursuant to the terms of the definitive merger agreement by and among affiliates of certain investment funds managed by affiliates of Apollo and Shutterfly. Shutterfly and its directors, executive officers and other members of its management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Shutterfly stockholders in connection with the proposed transaction. Information concerning the interests of Shutterfly’s participants in the solicitation, which may, in some cases, be different than those of Shutterfly’s stockholders generally, are available in Shutterfly’s proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on April 8, 2019. To the extent holdings of securities by Shutterfly’s directors or executive officers have changed since the amounts disclosed in its proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding these persons and their interests in the proposed transaction will be set forth in the definitive proxy statement relating to the proposed transaction when it becomes available. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Shutterfly’s website at www.shutterflyinc.com.

Shutterfly, Inc.

Investors

Shawn Tabak, 650-610-6026

stabak@shutterfly.com

or

Media

Sondra Harding, 650-610-5129

sharding@shutterfly.com